Exhibit 10.3

EXECUTIVE EMPLOYMENT AGREEMENT

This Executive Employment Agreement (the “Agreement”) is made and entered into as of April 25, 2012 (the “Effective Date) by and between MIDSTATES PETROLEUM COMPANY, INC., (the “Company”), and Stephen C. Pugh (the “Executive”).

In consideration of the respective agreements and covenants set forth in this Agreement, the receipt of which is hereby acknowledged, the parties intending to be legally bound agree as follows:

AGREEMENTS

1. Term. The Company agrees to employ Executive, and Executive agrees to be employed by the Company, upon the terms and conditions set forth in this Agreement for a period (the “Initial Term”) commencing on the Effective Date and ending on the second anniversary of such date, unless earlier terminated in accordance with Section 3. If neither party gives at least sixty (60) days written notice to the other party that it intends for this Agreement to terminate on such second anniversary, then this Agreement shall continue for successive one year terms (each a “Renewal Term”), unless earlier terminated in accordance with Section 3, until either party gives at least sixty (60) days written notice to the other party that the other party intends for this Agreement to terminate at the end of any such one year period. The Initial Term and any Renewal Terms shall, together, constitute the “Term”.

2. Terms of Employment.

(a) Position and Duties.

(1) During Term, the Executive shall serve as Executive Vice President and Chief Operating Officer and, in so doing, shall perform the duties and responsibilities consistent with the position set forth above in a company of the size and nature of the Company, and such other duties, responsibilities, and authority assigned to the Executive from time to time by the Board of Directors of the Company (the “Board”) or such other officer of the company as shall be designated by the Board.

(2) During the Term, the Executive agrees to devote his full working time to the business and affairs of the Company and to use his best efforts to perform faithfully, effectively and efficiently his duties. The Executive covenants, warrants and represents that he shall: (i) devote his full and best efforts to the fulfillment of his employment obligations; (ii) exercise the highest degree of fiduciary loyalty and care and the highest standards of conduct in the performance of his duties; and (iii) endeavor to prevent any harm, in any way, to the business or reputation of the Company or its affiliates.

(b) Compensation.

(1) Base Salary. During the Term, the Executive shall receive an annualized base salary (“Base Salary”), which shall be paid in accordance with the customary payroll practices of the Company, in an amount equal to Three Hundred Sixty Thousand Dollars ($360,000.00). The Board (or a committee of the Board, designated by the Board to make such decisions), in its sole discretion, may at any time adjust (but not decrease below the aforementioned amount) the amount of the Base Salary as it may deem appropriate, and the term “Base Salary,” as used in this Agreement, shall refer to the Base Salary as it may be so adjusted.

(2) Bonus, Incentive, Savings, Profit Sharing and Retirement Plans. During the Term, and subject to the terms and conditions of applicable plans or programs, the Executive shall be eligible to participate in all bonus, incentive, savings, profit sharing and retirement plans, practices, policies and programs applicable generally to other similarly situated employees of the Company, as adopted or amended from time to time (“Incentive Plans”). The Company may in its sole discretion, from time to time, award the Executive bonus, incentive or other compensation under such Incentive Plans in such amounts and at such times as the Board determines.

(3) Welfare Benefit Plans. During the Term, and subject to the terms and conditions of applicable plans or programs, the Executive and/or the Executive’s family, as the case may be, shall be eligible for participation in and shall receive all benefits under the welfare benefit plans, practices, policies and programs applicable generally to other similarly situated employees of the Company (which may include programs such as salary continuance, medical, prescription, dental, disability, employee life, group life, accidental death and travel accident insurance plans and programs), as adopted or amended from time to time (“Welfare Plans”).

(4) Perquisites. During the Term, the Executive shall be entitled to receive (in addition to the benefits described above) such perquisites and fringe benefits appertaining to his position in accordance with any policies, practices, and procedures established by the Board, as amended from time to time.

(5) Expenses. Executive is authorized to incur reasonable business expenses that, in Executive’s reasonable business judgment, are necessary to carry out his duties for the Company under this Agreement. Executive shall be entitled to reimbursement for such expenses, in accordance with the Company’s standard procedures and policies, for all reasonable travel, entertainment and other expenses incurred in connection with the Company’s business and the performance of his duties hereunder.

(6) Vacation. During the Term, the Executive shall be entitled to four (4) weeks of paid vacation each calendar year, subject to the Company’s standard carryover policy.

3. Termination of Employment.

(a) Death or Disability. The Executive’s employment shall terminate automatically upon the Executive’s death during the Term. If the Disability of the Executive has occurred during the Term (pursuant to the definition of Disability set forth below), the Company may give to the Executive written notice in accordance with Section 10(c) of its intention to terminate the Executive’s employment. In such event, the Executive’s employment with the

Company shall terminate effective on the 30th day after receipt of such notice by the Executive (the “Disability Effective Date”), provided that, within the 30 days after such receipt, the Executive shall not have returned to perform, with or without reasonable accommodation, the essential functions of his position. For purposes of this Agreement, “Disability” shall mean the Executive’s inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months.

(b) Cause. The Company may terminate the Executive’s employment at any time during the Term for Cause or without Cause. For purposes of this Agreement, “Cause” shall mean (1) a breach by the Executive of the Executive’s obligations under Section 2(a) (other than as a result of physical or mental incapacity) which constitutes nonperformance by the Executive of his obligations and duties thereunder, as determined by the Board (which may, in its sole discretion, give the Executive notice of, and the opportunity to remedy, such breach), (2) commission by the Executive of an act of fraud, embezzlement, misappropriation, willful misconduct or breach of fiduciary duty against the Company or other conduct harmful or potentially harmful to the Company’s best interest, as reasonably determined by a majority of the members of the Board after a hearing by the Board following ten (10) days’ notice to the Executive of such hearing, (3) a material breach by the Executive of Sections 7 or 8 of this Agreement, (4) the Executive’s conviction, plea of no contest or nolo contendere, deferred adjudication or unadjudicated probation for any felony or any crime involving fraud, dishonesty, or moral turpitude or causing material harm, financial or otherwise, to the Company, (5) the refusal or failure of the Executive to carry out, or comply with, in any material respect, any lawful directive of the Board (which the Board, in its sole discretion, may give the Executive notice of, and an opportunity to remedy), (6) the Executive’s unlawful use (including being under the influence) or possession of illegal drugs; or (7) the Executive’s willful violation of any federal, state, or local law or regulation applicable to the Company or its business which adversely affects the Company. For purposes of the previous sentence, no act or failure to act on the Executive’s part shall be deemed “willful” unless done, or omitted to be done, by the Executive not in good faith and without reasonable belief that the Executive’s action or omission was in the best interest of the Company. The Company may suspend the Executive’s title and authority pending the hearing provided for above. For purposes of this Agreement, a termination “without Cause” shall mean a termination by the Company of the Executive’s employment during the Term at the Company’s sole discretion for any reason other than a termination based upon Cause, death or Disability; provided that a termination “without Cause” does not include the expiration of the Term pursuant to Section 1.

(c) Good Reason. The Executive’s employment may be terminated during the Term by the Executive for Good Reason or without Good Reason; provided, however, that the Executive agrees not to terminate his employment for Good Reason unless (x) the Executive has given the Company at least 30 days prior written notice of his intent to terminate his employment for Good Reason, which notice shall specify the facts and circumstances constituting Good Reason, (y) the Company has not remedied such facts and circumstances constituting Good Reason within such 30-day period, and (z) the Executive separates from service on or before the 60th day after the end of the 30-day cure period enumerated in the immediately preceding clause (y). For purposes of this Agreement, “Good Reason” shall mean any of the following, but only if occurring without the Executive’s consent: (1) a material diminution in the Executive’s Base

Salary, (2) a material diminution in the Executive’s authority, duties, or responsibilities, (3) the relocation of the Executive’s principal office to an area more than 50 miles from its location immediately prior to such relocation, or (4) the failure of the Company to comply with any material provision of this Agreement. Such termination by the Executive shall not preclude the Company from terminating the Executive’s employment prior to the Date of Termination (as defined below) established by the Executive’s Notice of Termination (as defined below).

(d) Notice of Termination. Any termination by the Company for Cause or without Cause or because of the Executive’s Disability, or by the Executive for Good Reason or without Good Reason, shall be communicated by Notice of Termination to the other party hereto given in accordance with Section 10(c). For purposes of this Agreement, a “Notice of Termination” means a written notice which (1) indicates the specific termination provision in this Agreement relied upon, (2) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated and (3) if the Date of Termination (as defined below) is other than the date of receipt of such notice, specifies the termination date (which date shall not be more than 30 days after the giving of such notice). The failure by the Company or the Executive to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Cause or Good Reason, as applicable shall not waive any right of the Company or the Executive under this Agreement or preclude the Company or the Executive from asserting such fact or circumstance in enforcing the Company’s or Executive’s rights under this Agreement.

(e) Date of Termination. “Date of Termination” means (1) if the Executive’s employment is terminated by the Company for Cause or without Cause, or by the Executive for Good Reason or without Good Reason, the date of receipt of the Notice of Termination or any later date specified therein pursuant to Section 3(d), as the case may be, provided that if such date is not also the date of Executive’s “Separation from Service” with the Company (within the meaning of Treasury Regulation 1.409A-1(h)) then the “Date of Termination” shall instead be the date of the Executive’s Separation from Service, or (2) if the Executive’s employment is terminated by reason of death or Disability, the date of death of the Executive or the Disability Effective Date, as the case may be.

4. Obligations of the Company upon Termination.

(a) For Cause; Without Good Reason; Other Than for Death or Disability. If, during the Term, the Company shall terminate the Executive’s employment for Cause or the Executive resigns from his employment without Good Reason, and the termination of the Executive’s employment in any case is not due to his death or Disability, or the Company shall have no further payment obligations to the Executive or his legal representatives, other than for the payment of: (1) in a lump sum in cash within thirty (30) days after the Date of Termination (or such earlier date as required by applicable law) that portion of the Executive’s Annual Base Salary accrued through the Date of Termination to the extent not previously paid, any expense reimbursement accrued and unpaid, any employee benefits pursuant to the terms of the applicable employee benefit plan, and any accrued but unused vacation (the “Accrued Obligations”); and (2) any accrued or vested amount arising from the Executive’s participation in, or benefits under, any Incentive Plans (the “Accrued Incentives”), which amounts shall be payable in accordance with the terms and conditions of such Incentive Plans.

(b) Death. If the Executive’s employment is terminated by reason of the Executive’s death during the Term, the Company shall have no further payment obligations to the Executive or Executive’s legal representatives, other than for payment of: (1) a lump sum in cash within thirty (30) days after the Date of Termination (or such earlier date as required by applicable law) the Accrued Obligations; and (2) the Accrued Incentives, which shall be payable in accordance with the terms and conditions of the Incentive Plans.

(c) Disability. If the Executive’s employment is terminated by reason of the Executive’s Disability during the Term, the Company shall have no further payment obligations to the Executive or his legal representatives, other than for payment of: (1) a lump sum in cash within thirty (30) days after the Date of Termination (or such earlier date as required by applicable law) the Accrued Obligations; and (2) the Accrued Incentives, which shall be payable in accordance with the terms and conditions of the Incentive Plans.

(d) Without Cause; For Good Reason. If the Executive’s employment is terminated by the Company without Cause before expiration of the Term, or if the Executive resigns for Good Reason before expiration of the Term, the Company shall have no further payment obligations to the Executive or his legal representatives, other than for payment of: (1) in a lump sum in cash within thirty (30) days after the Date of Termination (or such earlier date as required by applicable law) the Accrued Obligations; (2) the Accrued Incentives, which shall be payable in accordance with the terms and conditions of the Incentive Plans; (3) subject to Section 4(f) below, a lump-sum cash payment, to be made on the first normal payroll date following the Release Consideration Period (the “Initial Severance Payment Date”) in an amount equal to (x) the average of the annual bonuses paid to the Executive for the three immediately preceding completed fiscal years, or (y) if upon the Date of Termination the Executive has not been employed for three complete fiscal years, then the average of the annual bonuses paid to the Executive for the years employed with the Company (the “Average Bonus”); and (4) subject to Section 4(f) below, beginning on the Initial Severance Payment Date and thereafter in accordance with the customary payroll practices of the Company, continuation of the Executive’s Base Salary in effect on the Date of Termination (“Salary Continuation Payments”) for a period of 18 months. Any installments of the Severance Payments that, in accordance with customary payroll practices, would have typically been made during the Release Consideration Period shall accumulate and shall then be paid on the Initial Severance Payment Date. The Average Bonus together with the Salary Continuation Payments shall be referred to collectively as the “Severance Payments”.

(e) Protected Period: Without Cause; For Good Reason. If the Executive’s employment is terminated by the Company without Cause before expiration of the Term, or if the Executive resigns for Good Reason before expiration of the Term, in each case, at any time during the Protected Period (as defined below), the Company shall have no further payment obligations to the Executive or his legal representatives, other than: (1) payment in a lump-sum in cash within thirty (30) days after the Date of Termination (or such earlier date as required by applicable law) the Accrued Obligations; (2) payment of the Accrued Incentives, which shall be payable in accordance with the terms and conditions of the Incentive Plans; (3) Subject to Section 4(f) below, on the Initial Severance Payment Date, all unvested awards granted to the Executive under the Midstates Petroleum Company, Inc. 2012 Long Term Incentive Plan (the “LTIP”) shall vest, except for (x) any annual cash bonuses granted under the LTIP, and (y) any awards granted under Section 8 of the LTIP or otherwise intended to qualify as “qualified performance-based compensation” under Section 162(m) of the Internal Revenue Code (the “Code”) and any regulations or guidance promulgated thereunder; and (4) Subject to Section 4(f) below, on the Initial Severance Payment Date, payment of a lump sum cash payment equal to the product of 2.5 multiplied by the sum of (x) the highest Base Salary paid to the Executive during the three years immediately preceding the Change in Control and (y) the highest annual bonus paid to the Executive for the three completed fiscal years immediately preceding the Change in Control (the accelerated vesting enumerated in clause (3) of this Section 4(e), together with the payments enumerated in this clause (4) of this Section 4(e), collectively the “CIC Severance Payments”). “Protected Period” means the period beginning on the date of a Change in Control (as defined below) and continuing until the one-year anniversary of such Change in Control. “Change in Control” shall have the meaning set forth in the LTIP.

(f) Release and Compliance with this Agreement. The obligation of the Company to pay any portion of the amounts due pursuant to Section 4, with the exception of Accrued Obligations and Accrued Incentives, shall be expressly conditioned on the Executive’s (1) execution (and, if applicable, non-revocation) of a full general release, releasing all claims, known or unknown, that the Executive may have against the Company, including those arising out of or in any way related to the Executive’s employment or termination of employment with the Company no later than the 60th day following the Date of Termination (such period, the “Release Consideration Period”) and (2) continued compliance with the requirements of Sections 7 and 8.

(g) Section 409A. Other than the Severance Payments, the amounts payable pursuant to Section 4 of this Plan are intended to comply with the short-term deferral exception to Section 409A of the Code. To the extent that a Participant is a “specified employee” within the meaning of the Treasury Regulations issued pursuant to Section 409A of the Code as of the Participant’s Date of Termination, no amount that constitutes a deferral of compensation which is payable on account of the Participant’s separation from service shall be paid to the Participant before the date (the “Delayed Payment Date”) which is first day of the seventh month after the Participant’s Date of Termination or, if earlier, the date of the Participant’s death following such Date of Termination. All such amounts that would, but for this Section 4(g), become payable prior to the Delayed Payment Date will be accumulated and paid on the Delayed Payment Date. No interest will be paid by the Company with respect to any such delayed payments. For purposes of Section 409A of the Code, each payment or amount due under this Plan shall be considered a separate payment, and a Participant’s entitlement to a series of payments under this Plan is to be treated as an entitlement to a series of separate payments.

5. Excise Taxes. If the Board determines, in its sole discretion, that Section 280G of the Code applies to any compensation payable to the Executive, then the provisions of this Section 5 shall apply. If any payments or benefits to which the Executive is entitled from the Company, any affiliate, any successor to the Company or an affiliate, or any trusts established by any of the foregoing by reason of, or in connection with, any transaction that occurs after the Effective Date (collectively, the “Payments,” which shall include, without limitation, the vesting of any equity awards or other non-cash benefit or property) are, alone or in the aggregate, more likely than not, if paid or delivered to the Executive, to be subject to the tax imposed by Section 4999 of the Code or any successor provisions to that section, then the Payments (beginning with any Payment to be paid in cash hereunder), shall be either (a) reduced (but not below zero) so that the present value of such total Payments received by the Executive will be one dollar ($1.00) less than three times the Executive’s “base amount” (as defined in Section 280G(b)(3) of the Code) and so that no portion of such Payments received by the Executive shall be subject to the excise tax imposed by Section 4999 of the Code, or (b) paid in full, whichever of (a) or (b) produces the better net after tax position to the Executive (taking into account any applicable excise tax under Section 4999 of the Code and any other applicable taxes). The determination as to whether any Payments are more likely than not to be subject to taxes under Section 4999 of the Code and as to whether reduction or payment in full of the amount of the Payments provided hereunder results in the better net after tax position to the Executive shall be made by the Board and the Executive in good faith.

6. Full Settlement. Neither the Executive nor the Company shall be liable to the other party for any damages for breach of this Agreement in addition to the amounts payable under Section 4 arising out of the termination of the Executive’s employment prior to the end of the Term; provided, however, that the Company shall be entitled to seek damages from the Executive for any breach of Sections 7 or 8 by the Executive or for the Executive’s criminal misconduct.

7. Confidential Information.

(a) The Executive acknowledges that the Company has trade, business and financial secrets and other confidential and proprietary information (collectively, the “Confidential Information”) which shall be provided to the Executive during the Executive’s employment by the Company. Confidential information includes, but is not limited to, sales materials, technical information, strategic information, business plans, processes and compilations of information, records, specifications and information concerning customers or venders, customer lists, and information regarding methods of doing business.

(b) The Executive is aware of those policies implemented by the Company to keep its Confidential Information secret, including those policies limiting the disclosure of information on a need-to-know basis, requiring the labeling of documents as “confidential,” and requiring the keeping of information in secure areas. The Executive acknowledges that the Confidential Information has been developed or acquired by the Company through the expenditure of substantial time, effort and money and provides the Company with an advantage over competitors who do not know or use such Confidential Information. The Executive acknowledges that all such Confidential Information is the sole and exclusive property of the Company.

(c) During, and all times following, the Executive’s employment by the Company, the Executive shall hold in confidence and not directly or indirectly disclose or use or copy or make lists of any Confidential Information: except (i) to the extent authorized in writing by the Board; (ii) where such information is, at the time of disclosure by the Executive, generally available to the public other than as a result of any direct or indirect act or omission of the Executive in breach of this Agreement; or (iii) where the Executive is compelled by legal process, other than to an employee of the Company or a person to whom disclosure is reasonably necessary or appropriate in connection with the performance by the Executive of his duties as an employee of the Company. The Executive agrees to use reasonable efforts to give the Company notice of any and all attempts to compel disclosure of any Confidential Information, in such a manner so as to provide the Company with written notice at least five (5) days before disclosure or within one (1) business day after the Executive is informed that such disclosure is being or will be compelled, whichever is earlier. Such written notice shall include a description of the information to be disclosed, the court, government agency, or other forum through which the disclosure is sought, and the date by which the information is to be disclosed, and shall contain a copy of the subpoena, order or other process used to compel disclosure.

(d) The Executive will take all necessary precautions to prevent disclosure to any unauthorized individual or entity. The Executive further agrees not to use, whether directly or indirectly, any Confidential Information for the benefit of any person, business, corporation, partnership, or any other entity other than the Company.

(e) As used in this Section 7, “Company” shall include Midstates Petroleum Company, Inc. and any of its affiliates.

8. Non-Competition; Non-Solicitation.

(a) The Executive acknowledges and agrees that the nature of the Confidential Information which the Company commits to provide him during his employment by the Company would make it difficult, if not impossible, for him to perform in a similar capacity for a Competing Business (as defined below) without disclosing or utilizing the Confidential Information. Further, the Executive acknowledges that the Company shall, during the time that the Executive is employed by Company, (a) disclose or entrust to the Executive, and provide the Executive access to, or place the Executive in a position to create or develop, trade secrets or Confidential Information belonging to the Company, (b) place the Executive in a position to develop business goodwill belonging to the Company, (c) disclose or entrust to the Executive business opportunities to be developed for the Company, and (d) make a grant of restricted shares of the Company to the Executive under the LTIP, effective upon the initial public offering of the Company. Accordingly, in consideration of the foregoing, the Executive agrees that he will not (other than for the benefit of the Company pursuant to this Agreement) directly or indirectly, individually or on behalf of any other person, firm, corporation or other entity (whether as an officer, director, employee, shareholder, consultant, contractor, partner, joint venturer, agent, equity owner or in any capacity whatsoever) (1) during the term of Non-Competition (as defined below), carry on or engage in the business of developing and/or implementing drilling and completion techniques to oil-prone resources in previously discovered yet underdeveloped hydrocarbon trends or in any other business activity that the Company is conducting, or is intending to conduct, on the Date of Termination, in each case in the parishes within the State of Louisiana listed in Exhibit A to this Agreement, the State of Texas, and any other geographical area in which the Company conducts business and, as of the Date of Termination, was planning to conduct business and to which the Executive’s duties as an employee of the Company related (a “Competing Business”), or (2) during the Term of Non-Solicitation (as defined below), (i) hire, attempt to hire, or contact or solicit with respect to hiring any employee, officer, or consultant of the Company, or (ii) solicit, divert or take away any customers, customer leads, or suppliers (as of the Date of Termination) of the Company. The

“Term of Non-Competition” and the “Term of Non-Solicitation” shall be defined as that term beginning on the Effective Date and continuing until (x) if the Executive’s employment is terminated by reason of death or Disability, the Date of Termination, or (y) if the Executive’s employment is terminated by the Company for Cause or without Cause, or by the Executive for Good Reason or without Good Reason, the date that is the one year anniversary of the Date of Termination.

(b) Notwithstanding the restrictions contained in Section 8(a), the Executive or any of the Executive’s affiliates may own an aggregate of not more than 2.0% of the outstanding stock of any class of a Competing Business, if such stock is listed on a national securities exchange or regularly traded in the over-the-counter market by a member of a national securities exchange, without violating the provisions of Section 8(a), provided that neither the Executive nor any of the Executive’s affiliates has the power, directly or indirectly, to control or direct the management or affairs of any such corporation and is not involved in the management of such corporation.

(c) The Executive acknowledges that the geographic boundaries, scope of prohibited activities, and time duration of the preceding paragraphs are reasonable in nature and are no broader than are necessary to maintain the confidentiality and the goodwill of the Company and the confidentiality of its Confidential Information and to protect the other legitimate business interests of the Company. The Executive further represents and acknowledges that (i) he or she has been advised by the Company to consult his or her own legal counsel in respect of this Agreement, and (ii) that he or she has had full opportunity, prior to executing this Agreement, to review thoroughly this Agreement with his or her counsel.

(d) If any court determines that any portion of this Section 8 is invalid or unenforceable, the remainder of this Section 8 shall not thereby be affected and shall be given full effect without regard to the invalid provisions. If any court construes any of the provisions of this Section 8, or any part thereof, to be unreasonable because of the duration or scope of such provision, such court shall have the power to reduce the duration or scope of such provision and to enforce such provision as so reduced.

(e) The Executive’s covenant under this Section 8 of the Agreement shall be construed as an agreement independent of any other provision of this Agreement; and the existence of any claim or cause of action of Executive against the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of this covenant.

(f) As used in this Section 8, “Company” shall include Midstates Petroleum Company, Inc. and any of its affiliates.

9. Mutual Non-Disparagement. The Executive agrees not to intentionally make, or intentionally cause any other Person to make, any public statement that is intended to criticize or disparage the Company, any of its affiliates, or any of their respective officers, managers or directors. The Company agrees to use commercially reasonable efforts to cause its officers and members of its Board not to intentionally make, or intentionally cause any other Person t make, any public statement that is intended to criticize or disparage the Executive. This Section 9 shall not be construed to prohibit any person from responding publicly to incorrect public statements or from making truthful statements when required by law, subpoena, court order, or the like.

10. Miscellaneous.

(a) Survival and Construction. Executive’s obligations under this Agreement will be binding upon Executive’s heirs, executors, assigns, and administrators and will inure to the benefit of the Company, its subsidiaries, successors, and assigns. The language of this Agreement shall in all cases be construed as a whole according to its fair meaning, and not strictly for or against any of the parties. The section and paragraph headings used in this Agreement are intended solely for the convenience of reference and shall not in any manner amplify, limit, modify, or otherwise be used in the interpretation of any of the provisions hereof.

(b) Definitions. As used in this Agreement, “affiliate” means, with respect to a person, any other person controlling, controlled by or under common control with the first person; the term “control,” and correlative terms, means the power, whether by contract, equity ownership or otherwise, to direct the policies or management of a person; and “person” means an individual, partnership, corporation, limited liability company, trust or unincorporated organization, or a government or agency or political subdivision thereof.

(c) Notices. All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Executive:

Stephen C. Pugh

6 Julian Woods Place
The Woodlands, TX 77382

If to the Company:

Attn: Vice President of Human Resources

Midstates Petroleum Company, Inc.

4400 Post Oak Parkway, Suite 1900

Houston, Texas 77027

(713) 595-9400

or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.

(d) Enforcement. If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws effective during the term of this Agreement, such provision shall be fully severable; this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a portion of this Agreement; and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance from this Agreement. Furthermore, in lieu of such illegal, invalid or unenforceable provision there shall be added automatically as part of this Agreement a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.

(e) Withholding. The Company may withhold from any amounts payable under this Agreement such Federal, state or local taxes as shall be required to be withheld pursuant to any applicable law or regulation as determined by the Company.

(f) Section 409A Compliance. This Agreement is intended to comply with (or be exempt from) Code Section 409A and the provisions of this Agreement shall be construed accordingly. To the extent that any in-kind benefits or reimbursements pursuant to this Agreement are taxable to Executive and constitute deferred compensation subject to Section 409A of the Code, any reimbursement payment due to Executive shall be paid to Executive on or before the last day of the Executive’s taxable year following the taxable year in which the related expense was incurred. In addition, any such in-kind benefit or reimbursement is not subject to liquidation or exchange for another benefit and the amount of such benefit or reimbursement that Executive receives in one taxable year shall not affect the amount of such benefit and reimbursements that Executive receives in any other taxable year. The Executive agrees to promptly submit and document any reimbursable expenses in accordance with the Company’s reasonable expense reimbursement policies to facilitate the timely reimbursement of such expenses.

(g) No Waiver. No waiver by either party at any time of any breach by the other party of, or compliance with, any condition or provision of this Agreement to be performed by the other party shall be deemed a waiver of similar or dissimilar provisions or conditions at any time.

(h) Equitable and Other Relief. The Executive acknowledges that money damages would be both incalculable and an insufficient remedy for a breach of Sections 7 or 8 by the Executive and that any such breach would cause the Company irreparable harm. Accordingly, the Company, in addition to any other remedies at law or in equity it may have, shall be entitled, without the requirement of posting of bond or other security, to equitable relief, including injunctive relief and specific performance, in connection with a breach of Sections 7 or 8 by the Executive. In addition to the remedies the Company may have at law or in equity, violation of Sections 7 or 8 herein will entitle the Company at its sole option not to pay the Average Bonus or the CIC Severance Payments, to discontinue the Salary Continuation Payments to the Executive, and to seek repayment from the Executive of any Severance Payments or CIC Severance Payments already paid to him by the Company. Such remedies shall not be deemed to be liquidated damages and shall not be deemed the exclusive remedies for a breach of this Section 7 or 8 but shall be in addition to all remedies available, at law or in equity, including the recovery of damages from the Executive and his agents. No action taken by the Company under this Section 10(h) shall affect the enforceability of the release and waiver of claims executed by the Executive pursuant to Section 4(f)4(d).

(i) Complete Agreement. The provisions of this Agreement constitute the entire and complete understanding and agreement between the parties with respect to the subject matter hereof, and supersedes all prior and contemporaneous oral and written agreements, representations and understandings of the parties, which are hereby terminated. Other than expressly set forth herein, the Executive and Company acknowledge and represent that there are no other promises, terms, conditions or representations (or written) regarding any matter relevant hereto. This Agreement may be executed in two or more counterparts.

(j) Arbitration. The Company and the Executive agree to the resolution by binding arbitration of all claims, demands, causes of action, disputes, controversies or other matters in question (“claims”), whether or not arising out of this Agreement or the Executive’s employment (or its termination), whether sounding in contract, tort or otherwise and whether provided by statute or common law, that the Company may have against the Executive or that the Executive may have against the Company or its parents, subsidiaries and affiliates, and each of the foregoing entities’ respective officers, directors, employees or agents in their capacity as such or otherwise; except that this agreement to arbitrate shall not limit the Company’s right to seek equitable relief, including injunctive relief and specific performance, and damages and any other remedy or relief (including the recovery of attorney fees, costs and expenses) in a court of competent jurisdiction for an alleged breach of Sections 7 or 8 of this Agreement, and the Executive expressly consents to the non-exclusive jurisdiction of the district courts of the State of Texas for any such claims. Claims covered by this agreement to arbitrate also include claims by the Executive for breach of this Agreement, wrongful termination, discrimination (based on age, race, sex, disability, national origin or any other factor) and retaliation. In the event of any breach of this Agreement by the Company, it is expressly agreed that notwithstanding any other provision of this Agreement, the only damages to which the Executive shall be entitled is lost compensation and benefits in accordance with Section 2(b) or 4. The Company and the Executive agree that any arbitration shall be in accordance with the Federal Arbitration Act (“FAA”) and, to the extent an issue is not addressed by the FAA, with the then-current National Rules for the Resolution of Employment Disputes of the American Arbitration Association (“AAA”) or such other rules of the AAA as applicable to the claims being arbitrated. If a party refuses to honor its obligations under this agreement to arbitrate, the other party may compel arbitration in either federal or state court. The arbitrator shall apply the substantive law of the State of Texas (excluding, to the extent applicable, choice-of-law principles that might call for the application of some other state’s law), or federal law, or both as applicable to the claims asserted. The arbitrator shall have exclusive authority to resolve any dispute relating to the interpretation, applicability, enforceability or formation of this agreement to arbitrate, including any claim that all or part of this Agreement is void or voidable and any claim that an issue is not subject to arbitration. The parties agree that venue for arbitration will be in Harris County, Texas, and that any arbitration commenced in any other venue will be transferred to Harris County, Texas, upon the written request of any party to this Agreement. In the event that an arbitration is actually conducted pursuant to this Section 10(j), the party in whose favor the arbitrator renders the award shall be entitled to have and recover from the other party all costs and expenses incurred, including reasonable attorneys’ fees, expert witness fees, and costs actually incurred. Any and all of the arbitrator’s orders, decisions and awards may be enforceable in, and judgment upon any award rendered by the arbitrator may be confirmed and entered by, any federal or state court having jurisdiction. All proceedings conducted pursuant to this agreement to arbitrate, including any order, decision or award of the arbitrator, shall be kept confidential by all parties. THE EMPLOYEE ACKNOWLEDGES THAT, BY SIGNING THIS AGREEMENT, THE EMPLOYEE IS WAIVING ANY RIGHT THAT THE EMPLOYEE MAY HAVE TO A JURY TRIAL OR, EXCEPT AS EXPRESSLY PROVIDED HEREIN, A COURT TRIAL OF ANY EMPLOYMENT-RELATED CLAIM THAT THE EMPLOYEE MAY ALLEGE.

(k) Survival. Sections 7, 8 and 9 of this Agreement shall survive the termination of this Agreement.

(l) Choice of Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas without reference to principles of conflict of laws of Texas or any other jurisdiction, and, where applicable, the laws of the United States.

(m) Amendment. This Agreement may not be amended or modified at any time except by a written instrument approved by the Board and executed by the Company and the Executive.

(n) Assignment. This Agreement is personal as to the Executive and accordingly, the Executive’s duties may not be assigned by the Executive. This Agreement may be assigned by the Company without the Executive’s consent to any entity which is a successor in interest to the Company’s business, provided such successor expressly assumes the Company’s obligations hereunder.

(o) Executive Acknowledgment. The Executive acknowledges that he has read and understands this Agreement, is fully aware of its legal effect, has not acted in reliance upon any representatives or promises made by the Company other than those contained in writing herein, and has entered into this Agreement freely based on his own judgment.

IN WITNESS WHEREOF, the Executive has hereunto set the Executive’s hand and, pursuant to the authorization from the Board, the Company has caused this Agreement to be executed in its name on its behalf, all as of the day and year first above written.

EXECUTIVE:
/s/ Stephen C. Pugh
Stephen C. Pugh

MIDSTATES PETROLEUM COMPANY, INC., a Delaware corporation

By:	/s/ John P. Foley
Name:	John P. Foley
Title:	Corporate Counsel and Secretary

Exhibit A

•	Acadia Parish

•	Allen Parish

•	Ascension Parish

•	Assumption Parish

•	Beauregard Parish

•	Calcasieu Parish

•	Evangeline Parish

•	East Baton Rouge Parish

•	East Feliciana Parish

•	Iberville Parish

•	Pointe Coupee Parish

•	Rapides Parish

•	West Baton Rouge Parish

•	West Feliciana Parish

•	Vernon Parish

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